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Exhibit (a)(8)

[TEXT OF EMAIL SENT BY CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ON OCTOBER 29, 2001,TO ALL ELIGIBLE OPTION HOLDERS]

This morning, CSC launched an employee stock option exchange program by filing a Tender Offer Statement with the U.S. Securities and Exchange Commission.

This program will offer you the opportunity to cancel all of your options which have an exercise price of $70 or more in exchange for an equal number of options to be granted next year.

We are mailing the attached cover memorandum, together with the 47-page Offer to Exchange and the other materials described in that memorandum, to your home address today, and you should receive them by the end of this week.

If you do not receive these materials by the end of this week, or if you have any questions regarding the option exchange program, please e-mail options@csc.com or call (310) 414-4600.

Please note that the contact phone number is incorrectly listed as (310) 414-2600, rather than (310) 414-4600, in the Offer to Exchange that is being mailed to you.

[Cover memo from Van Honeycutt—already filed with Sch. TO]

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  Exhibit (a)(8)